Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form SB-2 of Flagship Patient Advocates, Inc., of our report dated March 31, 2006 on our audits of the financial statements of Flagship Patients Advocates, Inc. as of December 31, 2005, and its results of operations and cash flows for the years ended December 31, 2005 and 2004, and for the period from inception (July 9, 2002) to December 31, 2005, which includes an explanatory paragraph relating to the Company's ability to continue as a going concern, and the reference to our Firm under the caption “Experts”.

/s/ J.H. Cohn LLP

Jericho, New York
August 23, 2006